Exhibit 99.1

DarioHealth Announces Preliminary Fourth Quarter and Full Year 2022 Operating Results

Preliminary Results demonstrate success in B2C to B2B transformation

Total revenue for the year is expected to be $27.5 million compared to $20.5 million in 2021.

B2B expected to represent approximately 60% of revenue in 2022 versus 4% in 2021

Continued improvement of Company’s financial profile, reducing its operating loss by more than 50% compared to the fourth quarter of 2021.

NEW YORK, Feb. 6, 2023 /PRNewswire/ -- DarioHealth Corp. (Nasdaq: DRIO) ("Dario" or the "Company"), a leader in the global digital therapeutics (DTx) market, today announced preliminary unaudited revenue results for the fourth quarter and full year 2022 of approximately $6.7 million and approximately $27.5 million, respectively. Expected fourth quarter revenue shows a consecutive quarter increase relative to the third quarter of 2022 ($6.6 million) which in turn was higher than the second quarter of 2022 ($6.2 million). Fourth quarter revenues were driven by Business-to-Business (B2B) channel growth that surpassed the managed decline of the Business-to-Consumer (B2C) channel due to the Company's strategic shift in resources.

In addition, the Company showed continued improvement of its financial profile, reducing its operating loss by more than 30% compared to the third quarter ended September 30, 2022, and by more than 50% compared to the fourth quarter of 2021.

Erez Raphael, CEO of Dario, said, “Based on our expected preliminary results, we delivered higher revenues on lower spend, demonstrating that our strategy of moving from B2C to B2B sales channels is working and is the value maximizing path for the Company. We believe that the expected 2022 results are especially exciting because B2B revenue represents the majority of our revenue for the first time. The growth of the B2B business has resulted in an overall significant improvement in the financial profile of the Company. In 2023, we anticipate the continued growth of our B2B revenue as we execute on our strategic plan.”

DarioHealth had $49.3 of cash and cash equivalents at the end of 2022. As part of the Company's credit facility with Orbimed, scheduled monthly amortization payments in the amount of $1.5 million a quarter began in January 2023.

The above information reflects preliminary unaudited estimates with respect to certain results of Dario for the full year ended December 31, 2022, based on currently available information. Because the audit for 2022 is not yet complete, Dario’s final results may vary from the preliminary estimates provided herein.

About DarioHealth Corp.

DarioHealth Corp. (Nasdaq: DRIO) is a leading digital therapeutics (DTx) company revolutionizing how people with chronic conditions manage their health through a user-centric multi-chronic condition platform. Our platform and suite of solutions deliver personalized and dynamic interventions driven by data analytics and one-on-one coaching for diabetes, hypertension, weight management, musculoskeletal pain, and behavioral health.

Our user-centric platform offers people continuous and customized care for health, disrupting the traditional episodic approach to healthcare. This approach empowers people to holistically adapt their lifestyles for sustainable behavior change, driving exceptional user satisfaction, retention, and results. Making the right thing to do the easy thing to do.

Dario provides its highly user rated solutions globally to health plans and other payors, self-insured employers, providers of care and directly to consumers. To learn more about DarioHealth and its digital health solutions, or for more information, visit http://dariohealth.com.

Cautionary Note Regarding Forward-Looking Statements

This news release and the statements of representatives and partners of DarioHealth Corp. related thereto contain or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not statements of historical fact may be deemed to be forward-looking statements. For example, the Company is using forward-looking statements in this press release when it discusses its expected preliminary results, the reason for the growth in revenues, the Company’s strategy, that the increase in B2B revenues results in the overall significant improvement in its financial profile, that the preliminary results demonstrate success in its B2C to B2B transformation and that it expects continued B2B revenue growth in 2023. Without limiting the generality of the foregoing, words such as "plan," "project," "potential," "seek," "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate" or "continue" are intended to identify forward-looking statements. Readers are cautioned that certain important factors may affect the Company's actual results and could cause such results to differ materially from any forward-looking statements that may be made in this news release. Factors that may affect the Company's results include, but are not limited to, regulatory approvals, product demand, market acceptance, impact of competitive products and prices, product development, commercialization or technological difficulties, the success or failure of negotiations and trade, legal, social and economic risks, and the risks associated with the adequacy of existing cash resources. Additional factors that could cause or contribute to differences between the Company's actual results and forward-looking statements include, but are not limited to, those risks discussed in the Company's filings with the U.S. Securities and Exchange Commission. Readers are cautioned that actual results (including, without limitation, the timing for and results of the Company's commercial and regulatory plans for Dario™ as described herein) may differ significantly from those set forth in the forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

DarioHealth Corporate Contact

Mary Mooney

VP Marketing

mary@dariohealth.com

+1-312-593-4280

Media Contact:

Scott Stachowiak

Scott.Stachowiak@russopartnersllc.com

+1-646-942-5630